EXHIBIT 99.3

Rock-Tenn Company Affirms Second Fiscal Quarter 2003 Earnings Guidance

NORCROSS, Ga., April 8, 2003- Rock-Tenn Company (NYSE: RKT) Chairman and Chief Executive Officer James A. Rubright today affirmed the Company’s guidance of $0.16 to $0.20 per share for the second fiscal quarter of 2003. Rubright also stated that Rock-Tenn Company’s debt balance, excluding the fair value hedge adjustment, at the end of the quarter was $496 million compared to $453 million on September 30, 2002. The increase of $43 million represents a paydown of over $20 million of debt after accounting for the acquisition of Cartem-Wilco Group at a cost of approximately $66 million. Rubright also commented that, during the first half of fiscal year 2003, Rock-Tenn’s capital expenditures were approximately $31 million, in line with its previous estimate of $60 million to $65 million in capital expenditures for fiscal year 2003.

Statements herein regarding the expected earnings, debt levels and capital expenditures of the Company constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s expected financial results, which are subject to risks and uncertainties that could cause actual amounts to differ materially from those projected.

Rock-Tenn Company is one of North America’s leading marketing and packaging solutions companies, with annual net sales of over $1.4 billion and over 75 manufacturing operations in the United States, Canada, Mexico and Chile.